FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-20

From	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 06/11/21 08:46:06
To:	[REDACTED]
Subject:	NEW ISSUE CMBS: BANK 2021-BNK34 *PUBLIC PRICE GUIDANCE*

BANK 2021-BNK34 - PUBLIC NEW ISSUE
**PRICE GUIDANCE** $858.968MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

OFFERED CERTIFICATES - PUBLIC

CLS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	PX	GUID
A-1	AAAsf/AAA(sf)/AAA(sf)	4.820	30.000%	2.66	36.0%	17.0%	IS+	20A
A-2	AAAsf/AAA(sf)/AAA(sf)	66.608	30.000%	4.98	36.0%	17.0%	IS+	45A
A-3	AAAsf/AAA(sf)/AAA(sf)	8.695	30.000%	6.89	36.0%	17.0%	N/A	N/A
A-SB	AAAsf/AAA(sf)/AAA(sf)	7.221	30.000%	7.44	36.0%	17.0%	N/A	N/A
A-4*	AAAsf/AAA(sf)/AAA(sf)	250.000	30.000%	9.54	36.0%	17.0%	A5	-2bps
A-5*	AAAsf/AAA(sf)/AAA(sf)	349.830	30.000%	9.94	36.0%	17.0%	IS+	65A
X-A	AAAsf/AAA(sf)/AAA(sf)	687.174	N/A	N/A	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/A-(sf)	171.794	N/A	N/A	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/AAA(sf)	68.718	23.000%	9.98	39.6%	15.5%	IS+	80A
B	AA-sf/AA(sf)/AA-(sf)	65.036	16.375%	9.98	43.0%	14.2%	IS+	100A
C	A-sf/A(sf)/A-(sf)	38.040	12.500%	9.98	45.0%	13.6%	IS+	135A

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	BBB-sf/BBB(sf)/NR	52.765	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	28.223	9.625%	9.98	46.5%	13.2%
E	BBB-sf/BBB(sf)/NR	24.542	7.125%	9.98	47.8%	12.8%

NON-OFFERED ELIGIBLE VERTICAL INTEREST

CLASS	Fitch/KBRA/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	~51.667	N/A	9.43	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,033,345,645
NUMBER OF LOANS:	56
NUMBER OF PROPERTIES:	71
WA CUT-OFF LTV:	51.4%
WA BALLOON LTV:	51.0%
WA U/W NCF DSCR:	3.43x
WA U/W NOI DEBT YIELD:	11.9%
WA INTEREST RATE:	3.298%
TOP TEN LOANS %:	64.6%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	374
WA SEASONING (MOS):	0
LOAN SELLERS:	WFB(36.4%), MSMCH(31.3%), BANA(25.7%), NCB(6.6%)
TOP 3 PROPERTY TYPES:	OFFICE(51.4%), MULTIFAMILY(15.1%), RETAIL(14.6%)
TOP 5 STATES:	NY(28.8%), CA(14.2%), D.C.(13.6%), NV(8.3%), MD(8.0%)
MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.
SPECIAL SERVICERS:	GREYSTONE SERVICING COMPANY LLC AND NATIONAL COOPERATIVE BANK, N.A.
DIRECTING CERTIFICATEHOLDER:	EIGHTFOLD REAL ESTATE CAPITAL FUND V, L.P. or its affiliate
DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
PRESALE REPORTS:	THIS WEEK
ANTICIPATED PRICING:	WEEK OF JUNE 14, 2021
ANTICIPATED SETTLEMENT:	JUNE 24, 2021

THIRD PARTY PASSWORDS:
BBG and Trepp:
Dealname:	BANK 2021-BN34
Password:	2021BNK34

Intex:
Dealname:	BNK21B34
Password:	bs5k7fq5plcbjtcfpnhmaz
CONFERENCE CALLS:	UPON DEMAND

LIVE GLOBAL INVESTOR CALL ON WEDNESDAY, JUNE 9TH AT 2 PM ET:
PARTICIPANT OPERATOR ASSISTED DIAL-IN
United States Toll/International:	+1 404 975 4839
United States Toll-Free:	+1 833 470 1428
Access Code:	825051

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------
If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.